                                    Exhibit 10.68
December 4, 2007

Judith Rodin, PhD.
President
The Rockefeller Foundation
420 Fifth Avenue
New York, NY  10018

Dear Judith:

This will confirm the following agreement relating to the deferral of your director's fees in 2008.

1.           All director's fees and retainers ("Fees")  payable to you in connection with your service on the boards of directors (including committees of such boards) of AMR Corporation and American Airlines, Inc. for the period January 1, 2008 through December 31, 2008, will be deferred and paid to you in accordance with this letter agreement.

2.           Interest will be accrued on the amounts to be paid on a deferred basis pursuant to paragraph 1 above, from the date such fees would otherwise have been paid to the date actually paid, at the prime rate which The Chase Manhattan Bank (National Association) from time to time charges in New York for 90-day loans to responsible commercial borrowers, such interest to be compounded monthly.

3.           On the 30th business day after the date when you cease to be a Director of AMR Corporation, and any affiliates, and cease rendering services, the total amount to be paid on a deferred basis plus the aggregate amount of interest accrued thereon will be paid to you in a lump sum distribution.  The Stock Equivalent Units previously accrued pursuant to the Directors’ Stock Equivalent Plan will be converted to cash and paid to you by multiplying the number of such Stock Equivalent Units by the arithmetic mean of the high and the low of AMR stock ("fair market value") during the month when you ceased to be a Director of AMR Corporation and any affiliates, and cease rendering services.  This cash amount will be included in the lump sum distribution. Payment cannot be accelerated.

4.           In the event of your death, the amounts outlined in Paragraph 3 above shall be paid to the Trustees under your Revocable Agreement of Trust, dated September 15, 1997, as amended February 20, 2004, Judith Rodin Settlor and Trustee.  The payments contemplated by this paragraph 4 will be made on the 30th business day following the date of your death.

If the foregoing is satisfactory to you, please indicate by signing one of the originals (two are enclosed) and returning it to me.

Very truly yours,

/s/ Kenneth W. Wimberly

Kenneth W. Wimberly
Corporate Secretary

Accepted and agreed:

 _/s/ Judith Rodin_       __________
Judith Rodin

__12/06/07___________________
Date